Exhibit 5.2

Morgan Lewis

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, PA 19103-2921

Tel:  215.963.5000

Fax:  215.963.5001

www.morganlewis.com

April 12, 2016

Corporate Office Properties Trust

6711 Columbia Gateway Drive, Suite 300

Columbia, Maryland 21046

Re:                             Corporate Office Properties, L.P., Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Corporate Office Properties, L.P., a Delaware limited partnership (the “Partnership”), in connection with the filing of the referenced Registration Statement (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”). The Registration Statement is being filed jointly by the Partnership and Corporate Office Properties Trust, a Maryland real estate investment trust (the “Trust”).  The Registration Statement relates to the proposed offering and sale, from time to time, of an unlimited aggregate principal amount of securities, including senior debt securities of the Partnership (the “Partnership Securities”) and securities of the Trust. The Partnership Securities may be in one or more series.  The Partnership Securities may be guaranteed by the Trust (the “Guarantees”).  The Partnership Securities and the Guarantees, if any, will be issued under a senior indenture (the “Indenture”) among the Partnership, the Trust and U.S. Bank National Association, as trustee (the “Trustee”).

In connection with this opinion letter, we have examined the Registration Statement, the form of the Indenture, originals, or copies certified or otherwise identified to our satisfaction of the Certificate of Limited Partnership of the Partnership, as amended to date, the Second Amended and Restated Limited Partnership Agreement of the Partnership, as amended to date, and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

We have also assumed for purposes of our opinion that the Indenture will be duly authorized, executed and delivered by the Trustee, that the Indenture will constitute a legal, valid and binding obligation of the Trustee, and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

Based upon the foregoing, we are of the opinion that when (i) the terms of the Partnership Securities are duly established in accordance with applicable law and Section 301 of the Indenture and (ii) the Partnership Securities are executed by duly authorized officers of the Trust (in the case of the Partnership Securities, acting in its capacity as the sole general partner of the Partnership) as provided in the Indenture, and the Partnership Securities are duly authenticated by the Trustee and are delivered by the Partnership against receipt of the purchase price therefor as described in the Registration Statement, the Partnership Securities will constitute valid and binding obligations of the Partnership, enforceable against the Partnership in accordance with their respective terms.

The opinions expressed above are subject to the following limitations and qualifications:

The opinions expressed herein are subject to bankruptcy, insolvency, fraudulent transfer and other similar laws affecting the rights and remedies of creditors generally and general principles of equity.

Provisions of the Indenture relating to indemnification or exculpation may be limited by public policy or bylaw.

The enforceability of the Indenture may be limited by the unenforceability under certain circumstances of provisions imposing penalties, forfeitures, late payment charges or an increase in interest rate upon delinquency in payment or an occurrence of default.

We express no opinion as to:  (i) the enforceability of any provision of the Indenture permitting modification thereof only by means of an agreement in writing signed by the parties thereto or (ii) the enforceability of any provision of the Indenture purporting to waive the right to trial by jury.

Under applicable law, guarantors may be entitled to certain rights or protections which as a matter of statutory or common law may not be waived or altered.  We express no opinion herein as to the enforceability of any provisions of the Guarantees which purport to waive or alter such rights or protections, except to the extent permitted by law.

The opinions expressed herein are limited to the laws of the State of New York and the State of Delaware, and we express no opinion with respect to the laws of any other state or jurisdiction.  The Partnership Securities may be issued from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including applicable rules and regulations, in effect on the date hereof.  We assume no obligation to update this opinion.

We hereby consent to the use of this opinion as Exhibit 5.2 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus included in the

Registration Statement.  In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP